Exhibit 10.2

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement, dated as of July 27, 2012 (this “Agreement”), is made by and between Comarco, Inc., a corporation incorporated under the laws of the State of California (the “Company”) and Broadwood Partners, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the “Purchaser”). The Company and the Purchaser are individually referred to herein as a “Party” and collectively, as the “Parties.” Unless otherwise defined herein, terms defined in the Loan Agreement (as hereinafter defined) shall have the same meanings when used herein.

RECITALS

WHEREAS, pursuant to that certain senior secured six month term loan agreement, dated the date hereof, by and among the Company, as borrower, Comarco Wireless Technologies, Inc., a corporation incorporated under the laws of the State of Delaware, as guarantor (the “Guarantor”), and the Purchaser, as lender (the “Loan Agreement”), the Purchaser has agreed to provide to the Company a senior secured loan in the principal amount of up to Two Million United States Dollars (US$2,000,000) (the “Loan”) and the Company has agreed to repay the Loan pursuant to the terms and conditions therein contained, which Loan is evidenced by that certain promissory note dated as of the date hereof made by the Company in favor of Purchaser (the “Note”);

WHEREAS, as a condition precedent to the effectiveness of the Loan Agreement, the Parties have agreed to enter into this Agreement, pursuant to which the Purchaser hereby agrees to purchase and the Company hereby agrees to sell, in an amount to be hereinafter determined by the Company in its sole discretion, up to Three Million (3,000,000) shares (in full or a fractional amount thereof; such amount, the “Shares” and each a “Share”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), at a purchase price of One United States Dollar (US$1.00) per Share, for an aggregate purchase price of up to Three Million United States Dollars (US$3,000,000);

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon an exemption from securities registration afforded by the provisions of Section 4(2), Section 4(6), Regulation D (“Regulation D”) and/or Regulation S (“Regulation S”) as promulgated by the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, the Company desires to enter into this Agreement to issue and sell the Shares and the Purchaser desires to purchase the Shares as set forth on the terms and conditions provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Purchaser agree as follows:

1. Purchase and Sale of the Shares.

(a) Purchase and Sale. The Company hereby agrees to sell, in an amount to be hereinafter determined by the Company in its sole discretion, up to Three Million (3,000,000) shares of the Company’s Common Stock to the Purchaser and the Purchaser hereby agrees to purchase from the Company the Shares made available by the Company for purchase by the Purchaser, subject to the terms and conditions herein contained. The Company and the Purchaser are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration pursuant to Section 4(2), Section 4(6), Regulation D and/or Regulation S as promulgated by the Commission under the 1933 Act.

(b) Purchase Price and Closing. The purchase price for each Share is One United States Dollar (US$1.00) per Share (the “Purchase Price”), or an aggregate purchase price of up to Three Million United States Dollars (US$3,000,000), subject at all times to the terms and conditions contained in Section 5 hereof. The closing of the purchase and sale of the Shares (the “Closing”) shall be no later than the Maturity Date under and pursuant to the Loan Agreement, as the same may be amended from time to time (the “Closing Date”). Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall pay to the Company (x) the Purchase Price multiplied by the number of Shares to be made available by the Company for purchase by the Purchaser at the time of Closing, minus (y) the amount of principal and interest outstanding under and pursuant to the Loan Agreement and the Note at the time of Closing (such amount, the “Aggregate Purchase Price”), by either certified check or wire transfer, in immediately available funds, and the Company, immediately upon receipt of such sum, shall deliver to the Purchaser one share certificate representing the Shares purchased. Notwithstanding anything contained herein to the contrary, in the event that the Aggregate Purchase Price is less than the amount of principal and interest outstanding under and pursuant to the Loan Agreement and the Note at the time of Closing, the remaining amount of principal and interest shall remain due and owing under the Loan Agreement and the Note.

(c) Warrant. In sole consideration of the Purchaser entering into this Agreement (and not in consideration of any purchase of Shares that may hereinafter be completed), the Company shall issue, on the date hereof, a common stock purchase warrant, substantially in the form attached to the Loan Agreement as Exhibit F, in favor of the Purchaser, pursuant to which the Company shall grant the Purchaser the right to purchase 1,250,000 shares of the Company’s Common Stock at the per share price of One United States Dollars (US$1.00).

2. Conditions Precedent to Closing. The obligation of the Purchaser to purchase the Shares made available by the Company for purchase by the Purchaser is subject to the satisfaction of the following conditions precedent at or before the Closing Date, to the satisfaction of the Purchaser in its sole discretion:

(a) Covenants. The Company complies with the covenants contained in Article V of the Loan Agreement; and

(b) Maximum Offering Price: The Company shall not (and shall provide evidence to the Purchaser that it has not), at any time prior to the Maturity Date, raise capital in any form, including, but not limited to, pursuant to a sale of Common Stock, derivative instruments, or other securities, at a price greater than One United States Dollar (US$1.00) per share of Common Stock or convertible and/or exercisable into a price greater than One United States Dollar (US$1.00) per share of Common Stock; and

(c) Rights Offering. The Company shall use best commercial efforts (and shall provide evidence to the Purchaser of the same) to raise capital pursuant to a rights offering in which the Company shall issue rights to all of its existing shareholders on a pro rata basis, permitting said shareholders to purchase additional Common Stock, subject to the terms and conditions to be contained in the documents to be hereinafter executed in connection herewith (the “Rights Offering”); and

(d) Registered Offering. Provided that the Company fails to raise capital in connection with the Rights Offering, the Company shall use best commercial efforts (and shall provide evidence to the Purchaser of the same) to raise capital pursuant to a public offering of shares of its Common Stock to accredited investors, which such Common Stock shall be registered pursuant to applicable securities laws, subject to the terms and conditions to be contained in the documents to be hereinafter executed in connection herewith (the “Registered Offering”); and

(e) Private Placement. Provided that the Company does not raise capital in connection with the Rights Offering and the Registered Offering, the Company shall use best commercial efforts (and shall provide evidence to the Purchaser of the same) to raise capital pursuant to a private offering of shares of its Common Stock to accredited investors, which such Common Stock shall be exempt from registration pursuant to applicable securities laws, subject to the terms and conditions to be contained in the documents to be hereinafter executed in connection herewith.

For the purpose of Sections 2(c) and 2(d), “best commercial efforts” shall mean, at a minimum, that Company management shall perform a diligent evaluation and formally report in writing to the Company’s board of directors, or a special committee thereof assigned for such purposes, with regard to the feasibility of (i) filing an S-1 Registration Statement, or similar registration statement, with the Securities and Exchange Commission, and (ii) completing a Rights Offering or a Registered Offering, as applicable, prior to the Maturity Date.

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

(a) Organization and Standing: Articles and Bylaws. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as proposed to be conducted. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary.

(b) Corporate Power. The Company has all requisite corporate power to enter into this Agreement and to sell and issue the Shares. This Agreement constitutes a valid and binding obligation of the Company enforceable in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(c) Common Stock. As of the date hereof, the Company has 50,625,000 shares of Common Stock authorized and 7,463,194 shares of Common Stock issued and outstanding. Each issued and outstanding share of the Company’s Common Stock is and will be, as of the Closing Date, validly authorized, validly issued, fully paid and non-assessable, without any personal liability attaching to the ownership thereof and has not and will not be issued in violation of any preemptive rights of shareholders.

(d) No Conflict. The execution and delivery of this Agreement by the Company and the performance by the Company of its obligations hereunder in accordance with the terms hereof: (i) will not violate the organizational documents of the Company; (ii) will not violate any decree or judgment of any court or governmental authority applicable to or binding to the Company; (iii) will not require the consent of any third party or governmental entity under any laws; (iv) will not violate any laws applicable to the Company; and (v) will not violate or breach any contractual obligation to which the Company is a party.

(e) No Broker. The Company has not taken any action that would give rise to any claim by any person or entity for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

(f) Litigation. No proceedings relating to the Shares are pending or, to the knowledge of the Company, threatened before any court, arbitrator or administrative or governmental body that would adversely affect the Company’s right to transfer the Shares to Purchaser.

4. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

(a) Acquisition for Investment. The Purchaser is acquiring the Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. The Purchaser does not have a present intention to sell the Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of the Shares to or through any person or entity. The Purchaser acknowledges that it is able to bear the financial risks associated with an investment in the Shares and that it has been given full access to such records of the Company and the subsidiaries and to the officers of the Company and the subsidiaries and received such information as it has deemed necessary or appropriate to conduct its due diligence investigation and has sufficient knowledge and experience in investing in companies similar to the Company in terms of the Company’s stage of development so as to be able to evaluate the risks and merits of its investment in the Company.

(b) Sophistication. The Purchaser is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the 1933 Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in the Company.

(c) Opportunities for Additional Information. The Purchaser acknowledges that its representatives have had the opportunity to ask questions of and receive answers from, or obtain additional information from, the executive officers of the Company concerning the financial and other affairs of the Company, and to the extent deemed necessary in light of such Purchaser’s personal knowledge of the Company’s affairs, such Purchaser has asked such questions and received answers to the full satisfaction of such Purchaser, and such Purchaser desires to invest in the Company.

(d) No General Solicitation. The Purchaser acknowledges that the Shares were not offered to such Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which such Purchaser was invited by any of the foregoing means of communications.

5. Make-Whole Rights. If the Company shall, at any time or from time to time after the date hereof, but on or before the one year anniversary of the date hereof, issue or sell, agree to issue or sell, or be deemed to have issued or sold, any New Securities (as defined below), where the price per share paid upon purchase or exercise is, or resultant upon conversion into Common Stock (taking into account any and all warrants or other securities and other consideration issued in connection therewith when determining the value of such price per share; the “New Securities Share Price”) would be, less than One United States Dollar (US$1.00), then as a condition precedent to any such issuance or sale (or deemed issuance or sale), the Company shall, (i) in the event that the purchase contemplated by this Agreement has previously been completed, be required to issue to the Purchaser additional shares of Common Stock (the “Adjustment Shares”) such that the Purchaser, upon receipt of the Adjustment Shares, will have then received in aggregate the number of shares the Purchaser would have received hereunder if the price per share of Common Stock had been equal to the New Securities Share Price; or (ii) in the event that the purchase contemplated by this Agreement has not been completed, the purchase price for each share of Common Stock sold hereunder shall equal the New Securities Share Price. As used herein, “New Securities” means shares of the Common Stock, any other securities, options, warrants or other rights where upon exercise or conversion the purchaser or recipient receives shares of the Common Stock, or other securities with similar rights to the Common Stock, including without limitation pursuant to the exercise or conversion of any Company Securities. Within thirty (30) days of the sale or issuance of any such New Securities, the Company shall deliver to the Purchaser certificates evidencing any Adjustment Shares the Purchaser is entitled to pursuant to this Section 5, which Adjustment Shares shall be issued free and clear of any encumbrances, and the Company shall so represent and warrant to the Purchaser that such Adjustment Shares shall be, upon issuance thereof to the Purchaser, duly authorized, validly issued, fully paid and non-assessable. Each Party to the issuance of the Adjustment Shares shall take all such other actions as may be reasonably necessary to consummate the transfer including, without limitation, entering into such additional agreements as may be necessary or appropriate.

6. Miscellaneous.

(a) Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Parties hereto and their respective successors and assigns; provided, however, that the Company shall not assign nor delegate any of the obligations created under this Agreement without the prior written consent of the Purchaser. The Purchaser shall have no restriction on assignment or delegation of any obligations created hereunder.

(b) Notices. Any notice, request or other communication to be given or made under this Agreement to the Parties shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, courier (confirmed by facsimile), or facsimile (with a hard copy delivered within two (2) business days) to the Party to which it is required or permitted to be given or made at such Party’s address specified below or at such other address as such Party shall have designated by notice to the Party given or making such notice, request or other communication, it being understood that the failure to deliver a copy of any notice, request or other communication to a Party to whom copies are to be sent shall not affect the validity of any such notice, request or other communication or constitute a breach of this Agreement.

For the Company:

Comarco, Inc.

25541 Commercentre Drive

Lake Forest, CA 92630

Facsimile: (949) 599-1430

Attention:Tom Lanni, President and CEO

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92651

Facsimile: (949) 823-5150

Attention: Ben A. Frydman

For the Purchaser:

Broadwood Partners, L.P.

c/o Broadwood Capital, Inc.

724 Fifth Avenue, 9th Floor

New York, NY 10019

Facsimile: (212) 508-5756

Attention: Neal C. Bradsher

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP

33 Wood Avenue South, 6th Floor

Iselin, NJ 08830

Facsimile: (732) 395-4401

Attention: Joseph M. Lucosky, Esq. / Seth A. Brookman, Esq.

(c) Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by each Party. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.

(d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated in this Agreement are fulfilled to the extent possible.

(e) Fees and Expenses. The Purchaser shall receive, on or before the date hereof, all fees and reimbursement for all expenses required to be paid by the Company, including, but not limited to, all fees and expenses of the Purchaser’s legal counsel.

(f) Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

(g) Entire Agreement; Third Party Beneficiaries. This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the transactions contemplated herein and (ii) is not intended to confer upon any person other than the Parties any rights or remedies.

(h) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.

COMARCO, INC.

By:	/s/ Thomas W. Lanni

Name:	Thomas W. Lanni

Title:	President and CEO

BROADWOOD PARTNERS, L.P.

By:	/s/ Neal C. Bradsher

Name:	Neal C. Bradsher

Title:	President, Broadwood Capital, Inc.
(General Partner of Broadwood Partners, L.P.)